EXHIBIT 99.2
Report of Independent Accountants on Compliance
with Minimum Servicing Standards
To the Board of Directors of
Bay View Acceptance Corporation
We have examined management’s assertion about Bay View Acceptance Corporation (the “Company”) compliance as of and for the year ended December 31, 2005 with its established minimum servicing standards described in the accompanying Management’s Assertion (see Exhibit I). Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.
Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with its minimum servicing standards.
In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects based on the criteria set forth in Appendix I.
/s/ Grant Thornton LLP
San Francisco, California
March 21, 2006

Bay View Acceptance Corporation
Management’s Assertion
March 21, 2006
As of and for the year ended December 31, 2005, Bay View Acceptance Corporation (the “Company”) has complied, in all material respects, with the Company’s established minimum servicing standards for automobile loans as set forth in Appendix I (the “Standards”). The Standards are based on the Mortgage Banker’s Association of America’s Uniform Single Attestation Program for Mortgage Bankers, modified to address the unique characteristics of servicing automobile loans.
The Company had in effect a fidelity bond in the amount of $10,000,000 per loss and $20,000,000 in the aggregate for the year ended December 31, 2005.

/s/ Prodyodth K. Chatterjee	/s/ John Okubo
President and Chief Executive Officer	Executive Vice President
Chief Financial Officer

/s/ Pamela Wade
First Vice President
Loan Service Manager

APPENDIX I
Bay View Acceptance Corporation
MINIMUM SERVICING STANDARDS
FOR SERVICING AUTOMOBILE LOANS
I.	CUSTODIAL BANK ACCOUNTS
1.	Reconciliations shall be prepared on a monthly basis for all bank custodial bank accounts and related bank clearing accounts. These reconciliations shall:
•	be mathematically accurate;

•	be prepared within forty-five (45) calendar days after the cut-off date;

•	be reviewed and approved by someone other than the person who prepared the reconciliation; and

•	document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of their original identification.
2.	Bay View Acceptance Corporation (the “Company” or “Servicer”) shall advance funds in cases where there is an overdraft in an investor’s or a borrower’s account.

3.	Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.
II.	PAYMENTS
1.	Payments shall be deposited into the related custodial bank accounts and bank clearing accounts within two business days of receipt.

2.	Payments made in accordance with a borrower’s auto contract shall be posted to the applicable borrower’s account records within two business days of receipt.

3.	Payments shall be allocated to principal and interest in accordance with the borrower’s auto contract.

4.	Payments identified as payoffs shall be allocated in accordance with a borrower’s auto contract.
III.	DISBURSEMENTS
1.	Disbursements made via wire transfer on behalf of an investor shall be made only by authorized personnel.

2.	Disbursements made on behalf of an investor shall be posted within two business days to the investor’s records maintained by the Company.

3.	Amounts remitted to investors per the Servicer’s investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.
IV.	INVESTOR ACCOUNTING AND REPORTING
1.	The Company’s investor reports shall agree with, or reconcile to, investors’ records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the Company.
V.	DELINQUENCIES
1.	Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity’s activities in monitoring delinquent contracts including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary (e.g., illness or unemployment).
VI.	INSURANCE POLICIES
1.	The Company shall maintain a fidelity bond throughout the reporting period in the amount of coverage represented to investors in Management’s Assertion.